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                                [SEMTECH LOGO]

                                 NEWS RELEASE



HOLD FOR RELEASE
5:15 PM EDT
OCT. 4, 1995



                                      CONTACT:  JOHN BAUMANN
                                      TELEPHONE:  (805) 498-2111, EXT. 262



                 SEMTECH CORPORATION ACQUIRES ECI SEMICONDUCTOR
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NEWBURY PARK, CALIFORNIA, October 4, 1995 - SEMTECH CORPORATION (SMTC-NASDAQ)
today announced it has completed the purchase of Gamma, Inc., dba ECI Semiconductor of Santa Clara, California. Semtech will issue 775,000 new shares of common stock in exchange for all of ECI Semiconductor's outstanding shares.

Including the new shares issued for the acquisition, Semtech now has approximately 6.4 million common shares outstanding on a fully diluted basis. The transaction will be treated as a pooling-of-interests for accounting purposes. Accordingly, Semtech will incur one-time transaction expenses of approximately $500,000 in its third quarter.

ECI Semiconductor is a ten-year-old analog semiconductor manufacturer supplying foundry wafers, custom linear and digital arrays, and general purpose analog semiconductor devices. ECI has approximately 110 employees, all of whom will become part of the Semtech organization. ECI reported revenues for the periods equivalent to Semtech's first and second quarters of fiscal 1996 of approximately $3.5 million and $4.2 million, respectively. Semtech previously reported revenues of approximately $9.3 million and

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SEMTECH NEWS RELEASE
October 4, 1995, 5:15 PM EDT
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$10.6 million respectively for its first and second quarters.

John D. Poe, President and Chief Executive Officer of Semtech, stated, "It is our absolute intention to continue ECI's role as a foundry supplier to all of ECI's valued customers. With ECI's design and production capabilities, we will not only continue to serve ECI's foundry customers, but will now have the opportunity to fulfill the growing demand for analog semiconductors in new market applications. We will use the ECI facility in Santa Clara to increase our design and applications engineering functions, and to gain access to the support infrastructure available in the San Francisco Bay Area."

Michael Himes, President of ECI Semiconductor, stated, "The combination of our two companies brings complimentary strengths and advantages that enhance our ability to address new and growing market opportunities. ECI will provide important additions in process technology, product diversity, wafer fab capacity, and a new customer base."

Poe noted that, "Semtech provides to our combined companies capital resources, strategic direction, and worldwide sales and marketing channels. In the past year, as a supplier to Semtech, ECI has demonstrated unique capabilities in meeting technical and manufacturing challenges. We are now pleased to offer these capabilities to all of Semtech's customers worldwide."

F.M. Roberts & Company, Inc. of Los Angeles, Semtech's investment banker, is the advisor on this transaction.

Semtech Corporation designs, manufactures, and markets analog semiconductor products for both U.S. and overseas customers in commercial and government markets. Semtech's principal executive offices are located in Newbury Park, California. Manufacturing facilities are located in California, Texas, Mexico, and Scotland.

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